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NEWS RELEASE                                                       EXHIBIT 99.1

For further information contact:

Kerry J. Chauvin                                       Joseph P. Gallagher, III
Chief Executive Officer                                 Chief Financial Officer
(504) 872-2100                                                   (504) 872-2100
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FOR IMMEDIATE RELEASE
DECEMBER 16, 1999

                                 GULF ISLAND FABRICATION, INC.


     GULF ISLAND FABRICATION, INC., HOUMA, LOUISIANA (NASDAQ: GIFI) announced today that its Board of Directors has approved a plan under which the company's operating equipment, buildings, and properties will be placed in Gulf Island, LLC, a newly formed, wholly owned subsidiary, with the result that the existing Gulf Island Fabrication, Inc. will be a holding company and will conduct its operations through its subsidiaries.

     "The purpose of the non-operating holding company is to improve management efficiency and to allow for the future expansion and development of the individual subsidiaries." said Kerry Chauvin, Gulf Island Fabrication, Inc.'s Chief Executive Officer. "With our formation of a new subsidiary to build and lease deep water production structures, it became clear that our operations should be conducted through subsidiaries. With this conclusion, it is prudent that the operating assets be moved into the subsidiaries. The new subsidiaries, as well as our existing ones, will be led by individual presidents."

     In conjunction with this realignment, Mr. Murphy Bourke will become the Executive Vice President of Marketing for the holding Company. Mr. Greg Risher will be named Vice President of Administration for the holding company. Mr. Bill Downey will become President of Gulf Island, L.L.C. (the fabrication company). Mr. James Stewart will be the President of Dolphin Services, Inc. Mr. Kirk Meche will be the President of Southport, Inc.

     Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. The Company also offers offshore interconnect pipe hook-up, fabrication of living quarters for offshore platforms, inshore marine construction, and steel warehousing and sales.